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                             THE RAYMOND CORPORATION
                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                      (In thousands except per share data.)

             3 Month period ended March 31,             1996      1995 (1)
                                                      -----------------

PRIMARY

         Average shares outstanding                     7,436     6,993

         Net effect of dilutive stock options-
           based on the treasury stock method
           using average market price                      58        71

                                                      -----------------
                  Total                                 7,494     7,064
                                                      =================

         Net income                                   $ 3,382   $ 3,075
                                                      =================


         Per share amount                             $  0.45   $  0.44
                                                      =================

FULLY DILUTED

         Average shares outstanding                     7,436     6,993

         Net effect of dilutive stock options-
           based on the treasury stock method using
           the period end market price, if higher
           than average market price                       58        78

         Assumed conversion of 6.50% convertible
           subordinated debentures                      3,190     3,579

                                                      -----------------
                  Total                                10,684    10,650
                                                      =================


         Net income                                   $ 3,382   $ 3,075

         Add 6.50% convertible subordinated
           debentures interest, net of federal
           income tax effect                              549       617

                                                      -----------------
                  Total                               $ 3,931   $ 3,692
                                                      =================


         Per share amount                             $  0.37   $  0.35
                                                      =================




(1)   Adjusted for the 1996 stock dividend